Exhibit 99.2

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2013, by and among Eros International SA, a French société anonyme (the “Parent”), the undersigned shareholder (the “Shareholder”) of Costa Inc., a Rhode Island corporation (the “Company”), and the Company.

RECITALS

A.                                    Concurrently with the execution and delivery hereof, the Parent, GWH Acquisition Sub Inc., a Rhode Island corporation and an indirect wholly owned subsidiary of the Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms.

B.                                    The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on Exhibit A to this Agreement.

C.                                    As a condition and inducement to the willingness of the Parent to enter into the Merger Agreement, the Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.                                      Certain Definitions.

(a)                                 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by the Shareholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by the Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring upon the termination of this Agreement in accordance with Section 9 (the “Term”).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.                                      Transfer and Voting Restrictions.

(a)                                 At all times during the Term:

(i)                                     Shareholder shall not Transfer or suffer a Transfer of any of the Shares. Notwithstanding the immediately preceding sentence, the Shareholder may transfer Shares [for bona fide estate planning purposes to his or her spouse, child (natural or adopted), or any other direct lineal descendant of the Shareholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or to any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Shareholder or any such family members](1) [to an Affiliate of the Shareholder](2), provided that, before any such Transfer permitted by this sentence, the transferee executes and delivers to the Parent a form of this Agreement providing that such transferee shall be bound by the same terms and conditions with respect to such Shares that the Shareholder is bound by pursuant to this Agreement.

(ii)                                  Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Shareholder will not commit any act that could reasonably be expected to restrict or affect, or has the effect of restricting or affecting, Shareholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Shareholder or otherwise prevent or disable Shareholder from performing any of his/hers/its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Shareholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity restricting Shareholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction (as defined in Section 3(a) hereof).

(iii)                               Shareholder understands and agrees that if Shareholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Shareholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote, unless and until such Shareholder shall have complied with the terms of this Agreement.

(1)  Note: use this bracketed clause if the Shareholder is an individual.

(2)  Note: use this bracketed clause if the Shareholder is a business entity.

3.                                      Agreement to Vote Shares.

(a)                                 During the Term, at every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, Shareholder (in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption and approval of the Merger Agreement (the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction.

(b)                                 If Shareholder is the beneficial owner, but not the record holder, of the Shares, Shareholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4.                                      Grant of Irrevocable Proxy.

(a)                                 The Shareholder hereby (i) irrevocably appoints the Parent and each of its executive officers or other designees (the “Proxyholders”), and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution) solely with respect to the matters set forth in Section 3(a), and (ii) grants to the Proxyholders full authority, for and in the name, place and stead of Shareholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares, in each case in accordance with Section 3(a) hereof and, in the discretion of the Proxyholders with respect to any proposed adjournments or postponements of any meeting of Shareholders at which any of the matters described in Section 3(a) hereof is to be considered.

(b)                                 Shareholder hereby revokes any proxies heretofore given by Shareholder in respect of the Shares.

(c)                                  Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 7-1.2-708 of the Rhode Island Business Corporation Act, and may under no circumstances be revoked during the Term. The irrevocable proxy granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of Shareholder.

(d)                                 The Parent may terminate this proxy at any time by written notice to Shareholder. For the avoidance of doubt, this proxy shall terminate, without the requirement of any further action, upon the termination of this Agreement in accordance with Section 9.

5.                                      No Solicitation.  During the Term, neither Shareholder nor any of its Representatives shall directly or indirectly, (a) solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (b) enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with, any Acquisition Proposal, (c) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal or (d) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to, or that could reasonably be expected to lead to, any Acquisition Proposal.  Notwithstanding the foregoing, to the extent that the Company is permitted to take such action under Section 6.1 of the Merger Agreement, the Shareholder and its Representatives may engage in discussions or negotiations about an Acquisition Proposal with any person with whom the Company is engaging in such discussions or negotiations if such Shareholder has been notified in writing by the Company that the Board of Directors of the Company is permitted to take such action in accordance with Section 6.1 of the Merger Agreement.  If the Shareholder or any of its Representatives receives a proposal with respect to the sale of the Shares in connection with an Acquisition Proposal, or any proposal that may reasonably be expected to lead to an Acquisition Proposal, then Shareholder will promptly inform Parent of the identity of the person making, and the material terms of, such proposal in the manner set forth in Section 6.1 of the Merger Agreement.

6.                                      Fiduciary Duties.  The Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

7.                                      Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to the Parent as follows:

(a)                                 (i) The Shareholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, other than restrictions on transfer imposed by the securities laws; and (ii) the Shareholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement.

(b)                                 As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Meeting, if it occurs during the Term, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, the Shareholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement, to perform fully the Shareholder’s obligation hereunder and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, the Shareholder has not entered into any voting agreement (other than this Agreement) that is still in effect as of the date of this Agreement with any person with respect to any of the Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Shareholder’s legal power, authority or right to vote the Shares on any matter.

(c)                                  This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. The execution and delivery of this Agreement and the performance by the

Shareholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which the Shareholder is a party or bound, or any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation to which the Shareholder (or any of the Shareholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect the Shareholder’s ability to perform the Shareholder’s obligations under this Agreement or render inaccurate any of the representations made herein.

(d)                                 Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or at the request of the Shareholder.

(e)                                  The Shareholder understands and acknowledges that the Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

8.                                      Amendment to the Merger Agreement. Subject to the provisions of Section 9 hereof, in the event that the Company and Parent enter into an amendment to the Merger Agreement, each Shareholder covenants and agrees with Parent to enter into an amendment to this Agreement that will reflect, to the extent appropriate, the terms of such amended Merger Agreement.

9.                                      Termination.  This Agreement shall terminate upon the earliest to occur of:  (i) the Effective Time, (ii) any termination of the Merger Agreement in accordance with the terms thereof, (iii) the Company Board publicly announcing a Company Adverse Recommendation Change in compliance with Section 6.1 of the Merger Agreement or (iv) any amendment to the Merger Agreement that reduces the Merger Consideration to less than $21.50; provided, however, that (i) Section 10 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve the Shareholder from any liability for any material inaccuracy in or material breach of any representation, warranty or covenant contained in this Agreement.

10.                               Miscellaneous Provisions.

(a)                                 Amendments.  No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by the Parent and the Shareholder.

(b)                                 Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

(c)                                  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by and among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

(d)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, procedural, and substantive laws of the State of New York, without giving effect to any conflict of law provision of the State of New York that would cause the application of the laws of any jurisdiction other than the State of New York.

(e)                                  Submission to Jurisdiction.  The parties agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a federal district court located in the Borough of Manhattan, City of New York, State of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York, State of New York (as applicable, the “New York Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the New York Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the New York Courts (other than to enforce a judgment of the New York Courts). Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the New York Courts for any reason other than the failure to serve in accordance with this Section 10(e), (b) any claim that it or its property is exempt or immune from jurisdiction of the New York Courts or from any legal process commenced in the New York Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in the New York Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the New York Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(l) or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.

(f)                                   WAIVER OF JURY TRIAL.  EACH OF PARENT AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(g)                                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent, without obtaining the consent of any other party, shall be entitled to assign this Agreement or all or any of its rights hereunder to any of its Affiliates.

(h)                                 No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(i)                                     Further Assurances.  The Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement. The Shareholder will execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or Merger Sub to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement. The Shareholder will promptly notify Parent and Merger Sub in writing upon any representation or warranty of such Shareholder contained in this Agreement becoming untrue or incorrect in any material respect during the Term and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such Term (irrespective of any language which suggests that it is only being given as at a particular date).

(j)                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(k)                                 Specific Performance.  The parties acknowledge that the provisions of this Agreement are necessary to protect the legitimate interests of Parent, and that any violation of this Agreement will result in irreparable injury to Parent, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to Parent for such a violation. Accordingly, each Shareholder hereby agrees that if he or she violates any of the provisions of this Agreement, in addition to any other remedy available at law or in equity,  Parent will be entitled to seek specific performance or injunctive relief without posting a bond or other security and without the necessity of proving actual damages.

(l)                                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient at the following address (or at such other address for a party as shall be specified by like notice): (a) if to the Parent or the Company, to the applicable address provided in the Merger Agreement, including to the persons designated therein to receive copies; and (b) if to the Shareholder, to the Shareholder’s address shown below the Shareholder’s signature on the last page hereof. Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

(m)                             Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

(n)                                 Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(o)                                 Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is or purports to be legally binding on such person and as it may be amended or otherwise modified from time to time. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(p)                                 Legal Representation.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

(q)                                 Most Favored Nations.  If Parent enters into a shareholder agreement similar to this Agreement in respect of the Merger Agreement or agrees to any waiver under or amendment to any such agreement with another shareholder of the Company which is materially more favorable to such other shareholder than the terms provided for herein are to the Shareholder, then the terms set forth herein automatically shall be deemed to be modified to reflect the more favorable provisions existing in such other agreement or resulting from such waiver or amendment (and Parent shall promptly so notify the Shareholder of such other agreement, waiver or amendment).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

ESSILOR INTERNATIONAL SA

By:	Carol Xueref
Its:	Director for Legal Affairs and Group Development

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

SHAREHOLDER:

By:
Its:

Address:

Telephone:
Facsimile:
E-Mail Address:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

COSTA INC.

By:
Its:

Exhibit A

Shares Beneficially Owned by the Shareholder:

                         shares of Class A Common Stock

                         shares of Class B Common Stock